                                                                   Exhibit 10.10

                                 VF CORPORATION

                              AMENDED AND RESTATED
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

          This Amended and Restated Plan is effective as of February 7, 2006, and amends and restates the Amended and Restated Supplemental Executive Retirement Plan approved and adopted by the Board of Directors of VF Corporation on October 17, 2001.

                                   WITNESSETH

          WHEREAS, on October 16, 1984, VF Corporation established the Plan for certain designated Employees, effective as of January 1, 1985; and

          WHEREAS, on May 16, 1989, and again on October 17, 2001, VF Corporation amended and restated the Plan; and

          WHEREAS, VF Corporation now desires to amend and restate the Plan effective as of February 7, 2006, to bring the Plan into compliance with the requirements of Section 409A of the Code.

          NOW, THEREFORE, the Plan is hereby amended and restated to read as follows:

                               ARTICLE I. PURPOSE

          The purpose of this Plan is to provide benefits to Participants:

          1. to replace benefits lost under the VF Corporation Pension Plan (the "VF Pension Plan") due to maximum benefit, contribution or compensation restrictions imposed by ERISA or the Code;

          2. which would, prior to the design modification and amendment to the "compensation" considered in calculating benefits under the VF Pension Plan adopted on December 9, 2003, otherwise be lost under the VF Pension Plan due to deferral of compensation under the VF Corporation Deferred Compensation Plan or the VF Executive Deferred Savings Plan;

          3. who lost future benefits with former employers as a result of their joining the Company in mid-career; or

          4. which would enable the Company to be competitive in recruiting and retaining key executives.

                             ARTICLE II. DEFINITIONS

          As used herein, the following words and phrases shall have the meanings described below. Any word or phrase which is not defined herein shall have the meaning set forth in the VF Pension Plan unless the context requires otherwise.

          2.01. Annual Accrued Benefits: The Annual Accrued Benefit of a Participant shall consist of any combination of subparagraphs (a) and (b) below as determined by the Committee for each Participant and, absent any such determination by the Committee, shall be the annual benefit determined in
Section 2.01(a)(1) below:

               (a) Annual Benefit Determination. The annual benefit shall be the sum of the following:

                    (1) the annual benefit that the Participant would have accrued under the VF Pension Plan (but without regard to the amount set forth in Appendix IV to the VF Pension Plan for such Participant) (i) computed without regard to any maximum benefit, contribution or compensation limitations imposed by ERISA or the Code, and (ii) including all compensation which the Participant elected to defer under the VF Corporation Deferred Compensation Plan or the VF Executive Deferred Savings Plan (which were not considered in determining a Participant's annual benefit under the VF Pension Plan prior to the design modifications adopted on December 9, 2003); provided, however, that the amount so determined shall be reduced by the Participant's (i) annual benefit under the VF Pension Plan, and (ii) benefits received from retirement plan(s) of any former employer(s); and

                    (2) any supplemental annual benefit recommended by the Chairman of the Board of Directors of VF Corporation and approved by the Committee.

               (b) Reductions in the Annual Benefit. In determining the Annual Accrued Benefit, the annual benefit determined under Section 2.01(a) shall be reduced by any one or more of the following amounts designated by the Committee:

                    (1) the Primary Social Security Benefit Offset;

                    (2) any vested annual benefit payable to the Participant under any plan provided by a former employer of such Participant; and

                    (3) such amounts as may be directed by the Committee.

          2.02. Beneficiary. The person(s) designated by a Participant to receive any benefits payable under this Plan subsequent to the Participant's death. In the event a Participant has not filed a beneficiary designation with the Company, the Beneficiary shall be the Participant's surviving spouse.

          2.03. Board of Directors. The Board of Directors of VF Corporation.

          2.04. Change of Control. A Change of Control means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.

          2.05. Code. The Internal Revenue Code of 1986, as amended, or any successor tax statute thereto.

          2.06. Committee. The Compensation Committee of the Board of Directors of VF Corporation, or any successor committee thereto.

          2.07. Company. VF Corporation ("VF") and each other "Employer" which participates in the VF Pension Plan.

          2.08. Effective Date. January 1, 1985.

          2.09. Employee. An individual employed by the Company.

          2.10. ERISA. The Employee Retirement Income Security Act of 1974, as amended.

          2.11. Participant. An Employee who either satisfies the eligibility requirements set forth in Article III hereof or has a vested benefit hereunder. In the event of the death or incompetency of a Participant, the term shall mean his beneficiary, personal representative or guardian.

          2.12. Plan. The Amended and Restated VF Corporation Supplemental Executive Retirement Plan as set forth herein, as amended and restated from time to time and including all determinations by the Committee or the Board of Directors of participation or benefit entitlement pursuant hereto.

          2.13. Primary Social Security Benefit Offset. The estimated monthly primary Social Security benefit which will be payable to the Participant at age 65 or at his Retirement Date, whichever is applicable. For a Participant who terminates with vested rights under this Plan prior to age 65, his estimated monthly Primary Social Security Benefit Offset payable at 65 will be determined under the law in effect upon termination of employment.

          2.14. Retirement Date. The date on which the Participant actually retires under the VF Pension Plan; provided, however, that, with respect to any Supplemental Pension due hereunder to which the requirements of Section 409A of the Code apply, disability retirement under the VF Pension Plan shall constitute a Retirement Date under this Plan only if the Participant would be considered "disabled" within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder.

          2.15. Supplemental Pension. The Annual Accrued Benefit determined under Section 2.01 of this Plan, subject to the vesting limitation in Section
5.01 hereof.

          2.16. VF Pension Plan. The VF Corporation Pension Plan as amended and restated from time to time, or any successor plan thereto.

                           ARTICLE III. PARTICIPATION

          3.01. An Employee shall become a Participant in the Plan if the Employee satisfies the eligibility conditions under one or more determinations by the Committee or the Board of Directors of participation or benefit entitlement pursuant hereto.

          3.02. The Committee may revoke the designation of any Employee as a Participant in the Plan at any time before such Participant vests in his or her Annual Accrued Benefits.

                     ARTICLE IV. NORMAL RETIREMENT BENEFITS

          4.01. Subject to Section 4.04, the Company will pay each Participant in the Plan a Supplemental Pension commencing as of the Participant's Retirement Date.

          4.02. Subject to Section 4.04, the Supplemental Pension will be paid to the Participant or Beneficiary at the same time and in the same manner as retirement benefits are paid under the VF Pension Plan.

          4.03. Subject to Section 4.04, if approved by the Board of Directors, benefits under this Plan may be paid at times and in a manner different from retirement benefits under the VF Pension Plan, as long as such benefits are the actuarial equivalent (determined pursuant to the assumptions applicable under the VF Pension Plan, unless otherwise specified by the Board of Directors) of the Supplemental Pension to which the Participant or Beneficiary is entitled.

          4.04. Notwithstanding the foregoing provisions of this Article IV or anything to the contrary in this Plan or any determination adopted pursuant hereto, (a) the portion of any Supplemental Pension (or the entire Supplemental Pension, if applicable) that is subject to Section 409A of the Code shall be paid at such time and in such manner as shall not violate the requirements of
Section 409A of the Code, including, without limitation, the restriction in
Section 409A(a)(2)(B)(i) on the timing of distributions following the separation from service of a Participant who is a "specified employee", and (b) to the extent permitted by the regulations under Section 409A of the Code, distribution of a Participant's Supplemental Pension may be made at any time the Plan fails to meet the requirements of Section 409A and the regulations thereunder, with such payment not to exceed the amount required to be included in the Participant's income as a result of the failure.

                               ARTICLE V. VESTING

          5.01. A Participant will become vested in his Annual Accrued Benefit in the same manner as provided for his or her pension benefits under Article IV of the VF Pension Plan (or such successor provision thereto), unless otherwise provided by the Committee at the time the Employee has been designated a Participant in this Plan or thereafter by mutual agreement between the Company and the Participant.

                               ARTICLE VI. FUNDING

          6.01. Benefits payable under this Plan are not expected to be funded in advance by the Company and, unless otherwise provided by the Company, will be paid out of the general assets of the Company. A Participant shall have no preferred claim against the assets of the

Company by virtue of this Plan and shall be a general, unsecured creditor of the Company to the extent of his or her right to receive benefits from the Company pursuant to the terms of this Plan.

                           ARTICLE VII. MISCELLANEOUS

          7.01. Nothing in this Plan (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he otherwise is or might become entitled as an Employee of the Company, or (b) shall be construed as conferring upon an Employee the right to continue in the employ of the Company as an executive or in any other capacity.

          7.02. Amounts payable by the Company hereunder shall not be deemed to be any type of compensation to a Participant for the purposes of computing any benefits to which he may be entitled as an Employee or a retired Employee.

          7.03. The sale of all or substantially all of the assets of VF, or the merger, consolidation or reorganization of VF wherein VF is not the surviving corporation, or any other transaction which, in effect, amounts to the sale of VF or voting control thereof, shall not terminate this Plan and the obligations created hereunder shall be binding upon the successors and assigns of VF.

          7.04. The rights and obligations created hereunder shall be binding on a Participant and his heirs and legal representatives and on the successors and assigns of the Company.

          7.05. This Plan may be amended, modified, suspended or terminated by resolution of the Board of Directors. In the event the Plan is terminated, each Participant as of the effective date of the Plan termination will become 100% vested in his Annual Accrued Benefit. To the extent permitted by the regulations under Section 409A of the Code, within the 30 days preceding or the 12 months following a Change of Control, the Board of Directors may exercise its discretion to terminate the Plan and, notwithstanding any other provision of the Plan or any determination adopted pursuant to the Plan or of the terms of any election made under any such determination, distribute in full to each Participant the portion of his or her Supplemental Pension (or the entire Supplemental Pension, if applicable) that is subject to Section 409A of the Code. The preceding sentence shall apply also to the portion of the Participant's Supplemental Pension that is not subject to Section 409A of the Code, provided that such action does not constitute a "material modification" (within the meaning of the regulations under Section 409A) of the Plan with respect to such Participant.

          7.06. The masculine pronoun whenever used herein shall include the feminine. Whenever any words are used herein in the singular, they shall be construed as though they were also used in the plural, in all cases where they would so apply.

          7.07. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

          7.08. The rights of any Participant or Beneficiary under this Plan are personal and may not be assigned, transferred, pledged or encumbered except as otherwise required by applicable law, and any such attempt to transfer such rights shall be void.

          7.09. The Board of Directors (or its designee) shall have full power and authority to interpret and administer this Plan and the Board's (or its designee's) actions in so doing shall be final and binding on all persons interested in this Plan. The Board of Directors (or its designee) may from time to time adopt rules and regulations governing this Plan. The Board of Directors (or its designee) shall have complete discretion in carrying out its powers and responsibilities under the Plan, and its exercise of discretion hereunder shall be final and conclusive. Unless otherwise specified by resolution of the Board of Directors, its designee for purposes of this Section 7.09 shall be the VF Pension Plan Committee.

          7.10. Nothing contained herein shall be deemed to create a trust or fund of any kind or create any fiduciary relationship.

          7.11. Neither the Company nor any member of the Board of Directors shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

                                      * * *

          This Amended and Restated Plan was approved by the Board of Directors of VF Corporation on and effective as of February 7, 2006, in order (i) to preserve the favorable tax treatment available to benefits earned and vested under the Plan on or before December 31, 2004 in view of the enactment of
Section 409A of the Code and the issuance of regulations thereunder by the Department of the Treasury, and (ii) with respect to all other benefits earned under the Plan, to comply with the requirements of Section 409A and the regulations thereunder. The Board of Directors reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of Section 409A of the Code and the regulations thereunder.